MGT Capital Agrees to Acquire Secure File Sharing Technology

Eric Anderson to be appointed as Chief Technology Officer of to-be-renamed John McAfee Global Technologies

HARRISON, NY (May 26, 2016) MGT Capital Investments, Inc. (NYSE MKT: MGT) announced today that it has entered into a definitive asset purchase agreement to acquire certain technology and assets from Demonsaw LLC, a provider of a secure and anonymous file sharing software platform. Using multiple layers of encryption (both symmetric and asymmetric), Demonsaw offers users full control of data and also offers private router services. Demonsaw is a fully decentralized, mesh-based network that does not use P2P, providing protection of IP addresses. Demonsaw is available in 32-bit and 64-bit versions for Windows, Apple OSX, Android, Raspberry Pi and Ubuntu.

In conjunction with the anticipated acquisition, MGT is pleased to announce the proposed appointment of Eric J. Anderson as Chief Technology Officer upon closing of the transaction. Mr. Anderson, who is well known as “Eijah” in the hacker community, is the founder of Demonsaw. For the past five years he was an Associate Technical Director and Lead Programmer for Rockstar Games where he architected core engine and artificial intelligence code for Grand Theft Auto, among the world’s highest grossing video game franchises. Before that Eric was Lead Programmer for Guitar Hero 6 at Activision and also served as Portfolio Architect of Security at American Express. Eric has been a college faculty member, keynote speaker at DEF CON and Hack Miami conferences, and holds a Master’s Degree in Computer Science from Arizona State University. He is an active member of the hacking community and is an avid proponent of Internet freedom.

Closing of the acquisition is contingent on customary conditions including approval by MGT’s stockholders. Major terms of the deal include the payment to Demonsaw LLC members of 20.0 million restricted shares of MGT common stock. The proposed share issuance is expected to amount to approximately 28% of the Company’s common stock on a pro-forma fully diluted basis at closing, inclusive of shares of common stock to be issued in connection with the Company’s previously announced transaction with D-Vasive, Inc. More detailed information can be found in the Company’s Form 8-K filed this morning with the Securities and Exchange Commission, available at www.sec.gov, or the MGT website at www.mgtci.com.

John McAfee, proposed Executive Chairman and Chief Executive Officer of MGT, stated, “Artificial intelligence will be crucial to the next generation of cybersecurity systems. Eijah’s proposed appointment as Chief Technology Officer will cement our edge in the creation of cybersecurity products in this new paradigm of cyber threats.”

Mr. McAfee, concluded with this comment, “I want to reiterate my personal commitment towards the creation of a major force in cybersecurity. As a listed company with proper corporate governance and regulatory standards, MGT will be the vehicle I use to create wealth for all stockholders.”

About MGT Capital Investments, Inc.

MGT and its subsidiaries are principally engaged in the business of acquiring, developing and monetizing intellectual property assets. MGT’s portfolio currently includes social casino and gaming platforms, and ownership stakes in DraftDay.com, a top daily fantasy sports wagering platform and DraftDay Fantasy Sports, Inc. operator of an online entertainment marketing and rewards platform.

MGT also recently announced the execution of an asset purchase agreement to acquire certain technology and assets from D-Vasive Inc., a provider of leading edge anti-spy software. In conjunction with the anticipated acquisition, the Company also announced the proposed appointment of John McAfee as Executive Chairman and Chief Executive Officer upon closing of the transaction. Further, MGT Capital also intends to change its corporate name to John McAfee Global Technologies, Inc. Closing of the acquisition is contingent on customary conditions including approval by MGT’s stockholders.

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” MGT’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward–looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor Contact

Garth Russell

Managing Director

KCSA Strategic Communications
grussell@kcsa.com

212.896.1250